Exhibit 10.1
AMENDMENT 2008-1
TO THE
EMPLOYMENT AGREEMENT
     AMENDMENT, dated as of December 31, 2008, between Marlin Business Services Corp., (the “Company”) and Daniel P. Dyer (the “Executive”).
RECITALS
     WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of October 14, 2003, (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;
     WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder, as well as to make certain additional changes to the Employment Agreement; and
     WHEREAS, Section 18 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between Executive and the Company.
     NOW, THEREFORE, the Company and Executive hereby agree that, effective as of the date set forth above, the Employment Agreement shall be amended as follows:
     1. Section 7(a)(v) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(v) Resignation for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason, provided that Executive must provide written notice of termination for Good Reason to the Company within ninety (90) days after the initial occurrence of the event constituting Good Reason and the Company shall have a period of thirty (30) days from receipt of such notice to correct the event that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination for Good Reason. If the Company does not correct the event constituting Good Reason within such thirty (30) day period, the Executive’s employment with the Company shall terminate on the first business day that immediately follows the end of the Company’s thirty (30) day cure period, unless the Company requires an earlier termination date. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following, without the consent of Executive: (a) a material diminution in Executive’s authority, duties or responsibilities; (b) the Company requires that Executive report to an officer or employee of the Company instead of reporting directly to the Company’s Board of Directors; (c) a material diminution in Executive’s base compensation, which, for purposes of this Agreement, “base compensation” means Executive’s Base Salary and target Incentive Bonus percentage in effect immediately prior to the action taken to diminish Executive’s Base Salary or target Incentive Bonus percentage; (d) a material change in the geographic location at which Executive must perform services, which shall include a change to a location that is more than twenty-five (25) miles from the location at which the Executive performs services hereunder as of December 31, 2008; or (e) any other action or inaction that constitutes a material breach by the Company under the Agreement.”
     2. A new Section 7(a)(vii) is hereby added to the Employment Agreement as follows:
“(vii) Termination upon Change in Control. If a Change in Control (as defined in Exhibit A) occurs during the Employment Period, Executive’s employment with the Company shall automatically terminate without cause as of the date of the Change in Control.”
     3. A new Section 7(a)(viii) is hereby added to the Employment Agreement as follows:
“(viii) Termination upon Non-Renewal of Agreement. If the Agreement is not renewed by the Company, Executive’s employment with the Company shall automatically terminate as of the last day of the Agreement Term, provided that Executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the Agreement and to continue providing services under such Agreement.”
     4. Section 7(b)(i) of the Employment Agreement is hereby amended in its entirety as follows:
“(i) For Cause; Without Good Reason. If Executive’s employment is terminated for Cause pursuant to Section 7(a)(i) or in the event of Executive’s voluntary termination of his employment pursuant to Section 7(a)(vi) without Good Reason, then (A) the Company shall pay Executive his Base Salary through the Date of Termination (as later defined) within thirty (30) days from the Date of Termination, (B) Executive shall receive accrued but unpaid benefits (such as accrued but unpaid insurance benefits, retirement plan benefits, paid time off (PTO) benefits, expense reimbursements, etc.) as of the Date of Termination in accordance with the terms of the applicable plan, and (C) Executive’s vested rights under any stock option, stock incentive or other incentive compensation plan or program shall be subject to the terms and conditions of such plans and programs. Executive and his dependents shall also be entitled to any continuation of coverage rights required by COBRA, with premiums to be paid by Executive (collectively, the items set forth in this paragraph (i) are referred to herein as the “Accrued Benefits”).”

     5. Section 7(b)(ii) of the Employment Agreement is hereby amended in its entirety as follows:
“(ii) Death or Disability. If Executive’s employment is terminated pursuant to Section 7(a)(ii) or 7(a)(iii) by reason of death or Disability, then the Company shall pay Executive or his estate, as applicable, the Accrued Benefits, and, within thirty (30) days following the Date of Termination, any Incentive Bonus earned but not yet paid for any fiscal year completed prior to the year in which the Date of Termination occurs. Executive or his estate shall also be entitled to all insurance proceeds paid pursuant to the coverage provided by the applicable policy referenced in Section 5 hereof.”
     6. Section 7(b)(iii) of the Employment Agreement is hereby amended in its entirety as follows:
“(iii) Termination without Cause; Resignation for Good Reason; Termination Upon Non-Renewal of Agreement; Termination on Account of Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 7(a)(iv), Executive resigns for Good Reason pursuant to Section 7(a)(v), Executive’s employment terminates on account of a Change in Control pursuant to Section 7(a)(vii), or the Company’s non-renewal of the Agreement pursuant to Section 7(a)(viii), then, provided Executive executes a standard release of employment claims in the form attached hereto as Exhibit B, and does not revoke such release, the Company shall pay Executive an amount equal to (w) two (2) times the sum of (A) Executive’s then-current Base Salary and (B) the average Incentive Bonus earned by Executive for the two (2) fiscal years preceding the Date of Termination; (x) twenty-four (24), times the monthly COBRA premium rate as in effect on Executive’s Date of Termination to continue the medical and dental benefits covering Executive and his family, as applicable, on his Date of Termination (the “COBRA Payment”), plus an additional amount so that the after tax amount that Executive will receive pursuant to this clause (x) on an after-tax basis will equal the COBRA Payment; (y) two (2) times the sum of the annual premium of the additional life insurance and long-term disability insurance coverage described in Section 5 hereof as in effect on the Date of Termination, at the same level in which Executive was covered by such insurance on his Date of Termination (the “Life and Disability Payment”), plus an additional amount so that the after tax amount that Executive will receive pursuant to this clause (y) on an after-tax basis will equal the Life and Disability Payment; and (z) payment of any Incentive Bonus earned but not yet paid for any fiscal year completed prior to the year in which the Date of Termination occurs and the Accrued Benefits. The amounts payable pursuant to this paragraph (iii) shall be paid to Executive in a lump sum within thirty (30) days following his Date of Termination.”

     7. Section 7(b)(iv) of the Employment Agreement is hereby amended in its entirety as follows:
“(iv) Stock Incentives. In the event that (A) Executive’s employment is terminated on account of death or Disability pursuant to Section 7(a)(ii) or (iii); (B) the Company terminates Executive’s employment without Cause pursuant to Section 7(a)(iv); (C) Executive resigns with Good Reason pursuant to Section 7(a)(v); (D) Executive’s employment is terminated on account of a Change in Control pursuant to Section 7(a)(vii); or (E) Executive’s employment is terminated on account of non-renewal of the Agreement pursuant to Section 7(a)(viii), then (1) the portion of the unvested and outstanding Company stock options, restricted stock, stock units or other stock incentive rights held by Executive shall automatically vest immediately upon the Date of Termination, notwithstanding the terms of any applicable option plan or option award agreement and (ii) any stock options granted to Executive on or after the date of the Agreement shall remain exercisable for a period of two years from the Date of Termination, notwithstanding the terms of any applicable option agreement, but not longer than the original term of the option. The Company agrees to take all corporate or other actions necessary or appropriate to affect the intent of this Section 7(b)(iv).”
     8. Section 7(c)(v) of the Employment Agreement is hereby amended in its entirety to read as follows and new Sections 7(c)(vi) and 7(c)(vii) are hereby added to the Employment Agreement to read as follows:
“(v) if Executive terminates his employment pursuant to (A) Section 7(a)(v), the Date of Termination shall be as set forth in such Section and (B) Section 7(a)(vi), upon the date specified in the written notice of termination delivered to the Company by Executive; (vi) if Executive’s employment terminates pursuant to Section 7(a)(vii), the date of the Change in Control; and (vii) if Executive’s employment terminates pursuant to Section 7(a)(viii), the last day of the Agreement Term.”
     9. A new Section 20 is hereby be added to the Employment Agreement as follows:
“20. Section 409A of the Internal Revenue Code.
          (a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the

Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive designate the calendar year of payment.
          (b) Payment Delay. To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive’s Date of Termination that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as defined in Section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive’s Date of Termination with the Company (or any successor thereto) for six (6) months following Executive’s termination date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive’s Date of Termination with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate within thirty (30) days after Executive’s death.
          (c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.”
     10. In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

MARLIN BUSINESS SERVICES CORP.

By:

Its:

EXECUTIVE

Daniel P. Dyer

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